AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                  May 8, 2001

                                     AMONG

                     DAVIS HOLDINGS OF NORTH CAROLINA, INC.

                    DAVIS ACQUISITION OF NORTH CAROLINA, INC

                                      AND

                           CASCO INTERNATIONAL, INC.

                               TABLE OF CONTENTS

                                                                        Page
ARTICLE I THE MERGER                                                     2
Section 1.1     Company Action.                                          2
Section 1.2     The Merger.                                              2
Section 1.3     Conversion of Shares and Warrants.                       3
Section 1.4     Surrender and Payment.                                   3
Section 1.5     Dissenting Shares.                                       4
Section 1.6     Stock Options.                                           5
Section 1.7     Closing.                                                 5
ARTICLE II THE SURVIVING CORPORATION                                     5
Section 2.1     Articles of Incorporation.                               5
Section 2.2     Bylaws.                                                  6
Section 2.3     Directors and Officers.                                  6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY                6
Section 3.1     Corporate Organization.                                  6
Section 3.2     Capitalization.                                          6
Section 3.3     Authority Relative to this Agreement.                    7
Section 3.4     No Violation.                                            7
Section 3.5     Compliance with Laws.                                    8
Section 3.6     Litigation.                                              8
Section 3.7     Financial Statements and Reports.                        9
Section 3.8     Absence of Certain Changes or Events.                    9
Section 3.9     No Undisclosed Material Liabilities.                     9
Section 3.10    No Default.                                              10
Section 3.11    Finders and Brokers Fees.                                10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER                       10
Section 4.1     Corporate Organization.                                  10
Section 4.2     Capitalization.                                          10
Section 4.3     Corporate Authorization.                                 11
Section 4.4     Governmental Authorization.                              11
Section 4.5     Non-Contravention.                                       11
Section 4.6     Finders and Brokers Fees.                                11
Section 4.7     No Current Intent to Sell Business.                      11
ARTICLE V COVENANTS OF THE COMPANY                                       12
Section 5.1     Conduct of the Company.                                  12
Section 5.2     Shareholder Meeting; Proxy Material.                     12
Section 5.3     Disclosure Documents.                                    12
Section 5.4     Access to Information.                                   13
Section 5.5     Notices of Certain Events.                               13
Section 5.6     Acquisition Proposals.                                   13
COVENANTS OF BUYER                                                       14
Section 6.1     Director and Officer Liability.                          14
Section 6.2     Disclosure Documents.                                    15

Section 6.3     Notices of Certain Events.                               15
ARTICLE VII COVENANTS OF BUYER AND THE COMPANY                           15
Section 7.1     Best Efforts.                                            15
Section 7.2     Certain Filings.                                         15
Section 7.3     Public Announcements.                                    16
Section 7.4     Further Assurances.                                      16
ARTICLE VIII CONDITIONS TO THE MERGER                                    16
Section 8.1     Conditions to the Obligations of Each Party.             16
Section 8.2     Additional Conditions to the Obligations of Buyer and Merger
                Subsidiary.                                              17
Section 8.3     Additional Conditions to the Obligations of the Company. 18
ARTICLE IX TERMINATION                                                   18
Section 9.2     Effect of Termination.                                   19
Section 9.3     Fees and Expenses.                                       19
ARTICLE X MISCELLANEOUS  PAGEREF                                         20
Section 10.1    Definitions.                                             20
Section 10.2    Notices.                                                 22
Section 10.3    No Survival of Representations and Warranties.           22
Section 10.4    Amendments; No Waivers.                                  23
Section 10.5    Successors and Assigns.                                  23
Section 10.6    Governing Law.   PAGEREF                                 23
Section 10.7    Severability.    PAGEREF                                 23
Section 10.8    Headings and Captions.                                   24
Section 10.9    Interpretations.                                         24
Section 10.10   Counterparts; Effectiveness.                             24

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made as of May 8, 2001, by and among Davis Holdings of North Carolina, Inc., a North Carolina corporation ("Davis"), Davis Acquisition of North Carolina, Inc. a North Carolina corporation and wholly-owned subsidiary of Davis (Merger Subsidiary or Merger Sub) (Davis and Merger Subsidiary are sometimes referred to collectively as Buyer), and Casco International, Inc., a Delaware corporation (the Company).

        WHEREAS:

     A. The authorized capital stock of the Company consists of (i) 5,000,000 shares of common stock, $.01 par value (the Company Common Stock), of which 1,783,200 shares were issued and outstanding as of close of business on May 8, 2001, and (ii) 300,000 shares of preferred stock, $.01 par value (the Preferred Stock), of which no shares were issued and outstanding as of the close of business on May 8, 2001.

     B. The Company has outstanding warrants to purchase 1,620,000 shares of Company Common Stock ("Company Warrants"), consisting of warrants to purchase 1,560,000 shares at an exercise price of $5.50 per share, warrants to purchase 30,000 shares at an exercise price of $3.00 per share and warrants to purchase 30,000 shares at an exercise price of $2.75 per share.

     C. Davis will own immediately prior to the Effective Time, 845,800 shares of Company Common Stock representing approximately 47% of the total issued and outstanding Company Common Stock.

     D. A special committee of the Board of Directors of the Company appointed on December 11, 200 and comprised entirely of directors who are neither members of management of the Company nor affiliated with Buyer or any Affiliate of Buyer (other than the Company) (the Special Committee) has unanimously determined that the Merger is fair to the shareholders of the Company other than Buyer (the Public Shareholders) and has unanimously recommended its approval by the Board of Directors (the Board).

     E. The Board, based on the recommendation of the Special Committee and the written opinion of Ambient Advisors, LLC, the financial advisor to the Special Committee (the Financial Advisor) that the consideration to be received by the Public Shareholders in the Merger is fair from a financial point of view, has determined that the Merger is fair to and in the best interests of the Public Stockholders and has approved and adopted this Agreement and its contemplated transactions and, subject to the following terms and conditions, resolved to recommend the approval and adoption of this Agreement by the shareholders of the Company.

     F. The Board, Davis, and Merger Sub each have approved the merger of Merger Subsidiary with and into the Company (the Merger) in accordance with the Delaware General Corporation Law ("DGCL"), the North Carolina Business Corporation Act ("NCBCA"), as applicable, and the terms and conditions provided below, pursuant to which each share (other than shares of Company Common Stock held by the Company as treasury stock, shares of Company Common Stock owned by Davis immediately prior to the Effective Time and shares of Company Common Stock as to which dissenters rights have been perfected in accordance with the DGCL) will be converted into the right to receive the Merger Consideration.

     G. Certain capitalized terms are defined in Section 10.1 hereof.

     NOW,  THEREFORE,   in  consideration  of  these  premises  and  the  mutual
covenants, representations, warranties, and agreements herein, the parties agree as follows:


                                   ARTICLE I
                                   THE MERGER

     Section 1.1 Company Action.

     The Company represents that the Board, at a meeting called and held, and relying in part on the unanimous recommendation of the Special Committee, has
(i) unanimously determined that this Agreement and its contemplated transactions, including the Merger, are fair to, and in the best interests of, the Public Shareholders, (ii) unanimously approved and adopted this Agreement and its contemplated transactions, including the Merger, and (iii) unanimously resolved to recommend the approval and adoption of this Agreement and the Merger by the Companys shareholders, provided that such recommendation may be withdrawn, modified, or amended by the Board if the Board deems such withdrawal, modification, or amendment necessary in light of its fiduciary obligations to the Companys shareholders after consultation with counsel.

     Section 1.2 The Merger.

     (a) At the Effective Time, Merger Subsidiary will be merged with and into the Company in accordance with the DGCL and the NCBCA, the separate existence of Merger Subsidiary shall cease, and the Company shall be the Surviving Corporation.

     (b) As soon as practicable after satisfaction of all conditions to the Merger, or waiver of conditions to the extent permitted herein, the Company and Merger Subsidiary will file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and articles of merger (together with the Certificate of Merger, Articles of Merger) with the Secretary of State of the State of North Carolina and make all other filings or recordings required by the DGCL and the NCBCA in connection with the Merger. The Merger shall become effective when the Articles of Merger are filed with the Secretary of State of the States of Delaware and North Carolina or at such later time as is specified in the Articles of Merger (the Effective Time).

     (c) After the Effective Time, the Surviving Corporation shall possess all the rights, privileges, and powers, and be subject to all of the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as provided under the DGCL.

     Section 1.3 Conversion of Shares and Warrants. At the Effective Time:

     (a) Each share of Company Common Stock (a Share) which is outstanding immediately prior to the Effective Time, except as otherwise provided in Section 1.3(b) or as provided in Section 1.5 with respect to Shares for which dissenters rights have been perfected, shall be converted into the right to receive $2.10 in cash, without interest (the Merger Consideration).

     (b) Each Share held by the Company as treasury stock immediately prior to the Effective Time and each share held by Davis immediately prior to the Effective Time shall be canceled and no payment shall be made for it.

     (c) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (d) Each Company Warrant which is outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, upon exercise of such Company Warrant.

     Section 1.4 Surrender and Payment.

     (a) At or before the Effective Time, the Company shall appoint First Union National Bank, as agent (the Exchange Agent), for the purpose of exchanging certificates representing Shares for the Merger Consideration. At or immediately prior to the Effective Time, Davis shall make a capital contribution to the Company in an amount that, together with funds available to the Company, is sufficient to permit the Company to make the aggregate Merger Consideration available to the Exchange Agent in accordance herewith. At the Effective Time, the Company shall make the aggregate Merger Consideration available to the Exchange Agent for all applicable outstanding Shares to be converted in accordance with Section 1.3(a) hereof. At or promptly following the Effective Time, the Company or Surviving Corporation will send or cause the Exchange Agent to send to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange. This letter of transmittal shall specify that the delivery shall be effected and risk of loss and title shall pass only upon proper delivery of the certificates representing Shares to the Exchange Agent.

     (b) Each holder of Shares that have been converted into a right to receive Merger Consideration will be entitled to receive the Merger Consideration payable for such holders Shares upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares. After the Effective Time and until surrendered with the letter of transmittal, each such certificate shall only represent the right to receive Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate(s) surrendered in exchange, it will be a condition to payment that the certificate(s) surrendered be properly endorsed or otherwise be in proper form for transfer. Additionally, the Person requesting such payment must pay to the Exchange Agent any transfer or other taxes required as a result of payment to a Person other than the registered holder of such Shares, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, no further transfers of Shares will be registered. After the Effective Time, if certificates representing Shares are presented to the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this
Article I.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.4(a) that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be returned within one week after the end of the six (6) month period, without further action or request, to the Surviving Corporation, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares. However, neither Buyer nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property Laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or an earlier date immediately prior to such time as the amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled to them. Nothing in this section limits the obligations of the Buyer under Section 1.4(a).

     Section 1.5 Dissenting Shares.

     Notwithstanding Section 1.3, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of this Agreement or consented in writing and who has demanded payment of the fair value of such Shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be determined to be due in respect of such dissenting Shares pursuant to Section 262 of the DGCL; provided, however, that if the holder of such dissenting Shares shall have failed to perfect or shall have waived, rescinded or otherwise lost (in each such instance, to the reasonable satisfaction of the Surviving Corporation) its status as a dissenter pursuant to Section 262 of the DGCL, then such holder shall forfeit the right to dissent from the Merger and such Shares shall be deemed to have been converted into the right to receive the Merger Consideration as of the Effective Time. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle, or offer to settle, any such demands.

     Section 1.6 Stock Options.

     Prior to the Effective Time, the Company shall take all steps necessary to give written notice to each holder of options granted under the Casco
International, Inc. Incentive Stock Option Plan, as amended, and the Casco International, Inc. Non-Employee Director Stock Option Plan, as amended
(collectively, the Option Plans), specifying that: (i) all such options outstanding as of the Effective Time, whether vested or unvested (collectively the Options), shall be cancelled effective as of the Effective Time and (ii) upon the execution and delivery to the Company by such holder of an instrument acknowledging cancellation of all such Options held by such holder effective as the Effective Time (Cancellation Instrument), the Company shall pay such holder, promptly following the Effective Time, an amount determined by multiplying (a) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Options held by such holder by (b) the number of shares such holder could have purchased had such holder exercised such Options in full immediately prior to the Effective Time (assuming all such Options are fully vested). The Board or any committee thereof responsible for the administration of the Option Plans shall take any and all action necessary to effectuate matters described in this Section 1.6(a) on or before the Effective Time.

     Section 1.7 Closing.

     Subject to the terms and conditions of this Agreement, the Closing of the Merger (the Closing) shall take place at the offices of Moore & Van Allen at 100 North Tryon Street, Suite 4700, Charlotte, North Carolina, as promptly as practicable after satisfaction or waiver, if permissible, of the conditions set forth in Article VIII hereof, or at such other location, time, or date as may be agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the Closing Date.


                                   ARTICLE II
                           THE SURVIVING CORPORATION

     Section 2.1 Articles of Incorporation.

     The articles of incorporation of the Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

     Section 2.2 Bylaws.

     The bylaws of the Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

     Section 2.3 Directors and Officers.

     From and after the Effective Time, until successors are elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Davis and Merger Sub that:

     Section 3.1 Corporate Organization.

     The Company has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect. The Company is not in violation of any provision of its charter or bylaws or other organizational documents, as the case may be.

     Section 3.2 Capitalization.

     As of the date of this Agreement, the authorized capital stock of the Company consists in its entirety of (i) 5,000,000 shares of common stock, $.01 par value per share, and (ii)300,000 shares of preferred stock, none of which are issued and outstanding. As of the date of the Agreement, (i) 1,783,200 shares of Company Common Stock were issued and outstanding, (ii) options to acquire 821,940 shares of Company Common Stock were outstanding under the Company Option Plans and (iii) warrants to acquire 1,620,000 shares of Company Common Stock were outstanding under the Company Warrant Agreements. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, their respective charter or bylaws or any agreement to which any such entity is a party or by which any such entity is bound. Except as set forth in Section 1.6(b) and this Section 3.2, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock, or other interest in, of the Company or obligating the Company to grant, issue or sell any shares of capital stock of, or other equity interests in, the Company , by sale, lease, license or otherwise.

     Section 3.3 Authority Relative to this Agreement.

     The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated on its part hereby to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action, and, other than the approval of the Companys shareholders as provided in Section8.1(a) hereof, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Davis and Merger Sub, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally or by general equity principles.

     Section 3.4 No Violation.

     The execution and delivery of this Agreement by the Company do not, the performance by the Company of its obligations hereunder will not, and the consummation by the Company of the transactions contemplated to be performed by it hereby will not (i)violate or conflict with any provision of any Laws in effect on the date of this Agreement and applicable to the Company or by which any of their respective properties or assets is bound or subject, (ii)require the Company to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any Governmental Entities, based on Laws, rules, regulations and other requirements of Governmental Entities in effect as of the date of this Agreement (other than (a) filings or authorizations required in connection or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the Exchange Act) and the DGCL and (b) any other filings and approvals expressly contemplated by this Agreement , (iii) require the consent, waiver, approval, license or authorization of any person (other than Governmental Entities), (iv)violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any rights of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of the Company pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, Company Permit (as defined below) or other instrument or obligation to which the Company is a party or by which the Company or any of their respective properties is bound or subject to, or (v) conflict with or violate the articles of incorporation or bylaws, or the equivalent organizational documents, in each case as amended or restated, of the Company, except for any such conflicts or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause
(iv) that would not have a Material Adverse Effect and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent the Company from performing any of its obligations under this Agreement and would not have a Material Adverse Effect.

     Section 3.5 Compliance with Laws.

          (a) As of the date of this Agreement, each of the Company holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, Company Permits) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and are in compliance with all Company Permits and all Laws governing their respective businesses, except where the failure to hold such Company Permits or to so comply, individually or in the aggregate, would not have a Material Adverse Effect.

          (b) No action or proceeding is pending or, to the Companys knowledge, threatened that may result in the suspension, revocation or termination of any the Company Permit, the issuance of any ceaseanddesist order, or the imposition of any administrative or judicial sanction, and the Company has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Company Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in a Material Adverse Effect.

        Section  3.6     Litigation.

     As of the date of this Agreement, except as may be disclosed in the Company 10-K (as defined below), reports filed on Forms 10-Q or 8-K for periods subsequent to the period covered by the Company 10-K, in each case filed prior to the date hereof (such reports and filings, including the Company 10-K, collectively, the the Company Current Reports), there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to the Companys knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Companys knowledge, threatened in writing against the Company or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any of its property or assets is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to the Companys knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which would not reasonably be expected to have a Material Adverse Effect.

     Section 3.7 Financial Statements and Reports.

     The Company has made available to Davis true and complete copies (in each case, as amended) of (i)its Annual Report on Form 10K for the year ended December 31, 2000 (the Company 10K), as filed with the Securities and Exchange Commission (the Commission) and (ii) all other reports (including Quarterly Reports on Form 10-Q and Current Reports on Form 8K) filed by it with the Commission subsequent to December 31, 2000. The reports referred to in the two immediately preceding sentences (including, without limitation, any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the the Company SEC Filings. As of the respective times such documents were or are filed, the Company SEC Filings complied or will comply in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect, and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Filings comply or will comply as to form in all material respect with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were or will be prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of the Company as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, to normal recurring yearend adjustments and any other adjustments described therein and
(ii) any pro forma financial information contained therein is not or will not be necessarily indicative of the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

     Section 3.8 Absence of Certain Changes or Events.

     Other than as disclosed in the Company Current Reports, and the financing the Company plans to incur to finance the transactions contemplated by this Agreement, since December 31, 2000 and through the date hereof, the business of the Company has been conducted in the ordinary course, and there has not been any event that would have a Material Adverse Effect.

     Section 3.9 No Undisclosed Material Liabilities.

     Except as disclosed in the Company Current Reports, the Company has not incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect other than (i) liabilities incurred in the ordinary course of business consistent with past practice since

December 31, 2000, (ii) liabilities that have been repaid, discharged or otherwise extinguished and (iii) liabilities under or contemplated by this Agreement.

     Section 3.10 No Default.

     The Company is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its articles of incorporation or bylaws or other organizational document, (b) indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, the Company Permit or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or subject to, or (c) any order, writ, injunction, decree or Law applicable to the Company, except in the case of clauses (b) and (c) above for defaults or violations which would not have a Material Adverse Effect.

     Section 3.11 Finders and Brokers Fees.

     Except for the Financial Advisor, a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Special Committee who might be entitled to any fee or commission from the Company, Buyer or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company that:

     Section 4.1 Corporate Organization.

     Davis is a validly existing corporation in good standing under the laws of Delaware. Merger Subsidiary has been duly incorporated and is validly existing and in good standing under the laws of Delaware. Each has all corporate powers and all material governmental licenses, authorizations, consents, and approvals required to consummate the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any material activities other than in connection with or as contemplated by this Agreement.

     Section 4.2 Capitalization.

     As of the date of this Agreement, (i) the authorized capital stock of Davis consists in its entirety of 4,500,000 shares of common stock, $0.001 par value per share, 1,776,186 of which are issued and outstanding and 500,000 shares of preferred stock, $0.001 par value per share, no shares of which are issued and outstanding and (ii) the authorized capital stock of Merger Subsidiary consists of one share of common stock, all of which have been issued to Davis.

     Section 4.3 Corporate Authorization.

     The execution, delivery, and performance by Davis and Merger Subsidiary of this Agreement and the consummation of the contemplated transactions contemplated are within the corporate powers of Davis and Merger Subsidiary and are duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Davis and Merger Subsidiary enforceable against them in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally or by general equity principles.

     Section 4.4 Governmental Authorization.

     The execution, delivery and performance by Davis and Merger Subsidiary of this Agreement and the consummation by Davis and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of Articles of Merger in accordance with the DGCL and (ii) compliance with any applicable requirements of the Exchange Act.

     Section 4.5 Non-Contravention.

     The execution, delivery and performance by Davis and Merger Subsidiary of this Agreement and the consummation by Davis and Merger Subsidiary of the contemplated transactions contemplated do not and will not (i) contravene or conflict with organizational documents of Davis or the articles of incorporation or bylaws of Merger Subsidiary, or (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with any material provision of Law or Order binding upon or applicable to Davis or Merger Subsidiary.

     Section 4.6 Finders and Brokers Fees.

     There is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission from the Company if the transactions contemplated by this Agreement are not consummated.

     Section 4.7 No Current Intent to Sell Business.

     Buyer has no intention to sell, transfer or otherwise dispose of the business of the Company or any material part thereof following the consummation of the Merger, but there can be no assurance that the Surviving Corporation will not determine to cause such a transfer in the future.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

     Section 5.1 Conduct of the Company.

     From the date of this Agreement until the Effective Time, the Company shall conduct its business in the ordinary course consistent with past practice and (except for acts in connection with the Merger) shall use its best efforts to preserve intact its business relationships with third parties and to keep available the services of its present officers and employees.

     Section 5.2 Shareholder Meeting; Proxy Material.

     The Company shall cause a meeting of its shareholders (the Company Shareholder Meeting) to be called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The directors of the Company, acting in part in reliance upon the unanimous recommendation of the Special Committee, shall, subject to their fiduciary duties after consultation with counsel, recommend approval and adoption of this Agreement and the Merger by the Companys shareholders. In connection with this meeting, but subject to the terms hereof, the Company (i) will promptly prepare and file with the Commission, will use its best efforts to have cleared by the Commission and will then mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, and will cooperate with Davis to prepare and file the Schedule 13E3 Transaction Statement required to be filed by the Company and Davis pursuant to Section 13(e) of the Exchange Act (the Schedule 13E3), (ii) will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.

     Section 5.3 Disclosure Documents.

          (a) Each document required to be filed by the Company with the Commission in connection with the transactions contemplated by this Agreement (the Company Disclosure Documents), including without limitation the proxy statement of the Company (the Company Proxy Statement) to be filed with the Commission in connection with the Merger, and any amendments or supplements will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

          (b) At the time the Company Proxy Statement or any amendment or supplement is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time, the Company Proxy Statement, as supplemented or amended if applicable will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements not misleading in the light of the circumstances under which they were made. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements not misleading in the light of the circumstances under which they were made. The representations and warranties contained in this Section 5.3(b) will not apply to statements or omissions included in any Company Disclosure Documents (including without limitation the Company Proxy Statement) based upon information furnished to the Company in writing by Buyer specifically for use therein.

          Section 5.4 Access to Information.

     From the date of this Agreement until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors, and other authorized representatives full access to the offices, properties, books and records of the Company, will furnish to Buyer, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Companys employees, counsel, financial advisors, and auditors to cooperate with Buyer in its investigation of the business of the Company; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder.

     Section 5.5 Notices of Certain Events.

     The Company shall promptly notify Buyer of:

          (a) any notice or other communication received by the Company from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

          (b) any notice or other communication received by the Company from any Governmental Authority in connection with the transactions contemplated by this Agreement.

          Section 5.6 Acquisition Proposals.

          (a) Any offer or proposal by any Person or group concerning (i) any tender or exchange offer, (ii) proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving the Company or (iii) any proposal or offer to acquire in any manner, directly or indirectly, a significant equity interest in, or a substantial portion of the assets of, the Company, other than pursuant to the transactions contemplated by this Agreement, is hereby defined as an "Acquisition Proposal."

          (b) Except as permitted under Section 5.6(c) below, the Company shall not, nor shall it permit any of its officers, directors, affiliates, representatives or agents to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal, (ii) participate in any discussions or negotiations with, or encourage any effort or attempt by, any other Person to facilitate an Acquisition Proposal or (iii) take any other action to produce an Acquisition Proposal. From and after the date hereof, the Company and all of its officers, directors, employees, attorneys, advisors and other representatives shall cease doing any of the foregoing.

          (c) Notwithstanding the foregoing, the Company may, directly or indirectly, subject to a confidentiality agreement containing customary terms, (i) furnish to any party information and access in response to a request for information or access made incident to an Acquisition Proposal made after the date hereof and (ii) participate in discussions and negotiate with such party concerning any written Acquisition Proposal made after the date hereof; provided that (i) neither the Company nor any such Person solicited, initiated or encouraged such Acquisition Proposal and
     (ii) the Special Committee shall have determined in good faith based upon the advice of counsel to the Special Committee that the taking of such action is necessary to discharge the Boards fiduciary duties under applicable law.

          (d) During the term of this Agreement,  the Board of the Company shall
     (i) immediately notify Buyer if any Acquisition Proposal is made, indicating in reasonable detail the identity of the offeror and the terms and conditions of such Acquisition Proposal and (ii) keep Buyer promptly advised of all material developments that could culminate in the Board withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement.

          (e) During the term of this Agreement, the Company shall not waive or modify any provisions contained in any confidentiality agreement entered into relating to a possible Acquisition Proposal unless the Special Committee shall have determined in good faith based on advice of counsel to the Special Committee that the taking of such action is necessary to discharge the Boards fiduciary duties under applicable law. Notwithstanding the foregoing, the Company may make the disclosure contemplated by Rule 14e-2(a) under the Exchange Act to the extent that such disclosure is required to be made by such Rule; provided that the Company may only recommend a tender offer giving rise to such obligation as contemplated by such Rule if the Special Committee shall have determined in good faith based upon the advice of counsel to the Special Committee that the taking of such action is necessary to discharge the Boards fiduciary duties under applicable law.


                                   ARTICLE VI
                               COVENANTS OF BUYER

          Section 6.1 Director and Officer Liability.

     For six years after the Effective Time, each of the Surviving Corporation and Davis shall indemnify and hold harmless the present officers and directors of the Company with respect to acts or omissions occurring at or prior to the Effective Time to the fullest extent provided under the Companys articles of incorporation and bylaws in effect on the date hereof. The provisions of this
Section 6.1 are intended to be for the benefit of, and shall be enforceable by, the indemnified parties referred to in this Section 6.1 and their heirs and personal representatives, and shall be binding upon Davis and the Surviving Corporation and their respective successors and assigns.

     Section 6.2 Disclosure Documents.

     The information with respect to Buyer and its Affiliates that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements not misleading in the light of the circumstances under which they were made (i) in the case of the Company Proxy Statement, at the time the Company Proxy Statement or any amendment or supplement is first mailed to shareholders of the Company, at the time the shareholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of filing, and at the time of any distribution thereof.

     Section 6.3 Notices of Certain Events.

     Buyer shall promptly notify the Company of:

          (a) any notice or other communication received by Buyer from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

          (b) any notice or other communication received by Buyer from any Governmental Authority in connection with the transactions contemplated by this Agreement.


                                  ARTICLE VII
                       COVENANTS OF BUYER AND THE COMPANY

          Section 7.1 Best Efforts.

     Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

          Section 7.2 Certain Filings.

     The Company and Buyer shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, including without limitation the Company Proxy Statement and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 7.3 Public Announcements.

     Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any agreement with NASDAQ, will not issue any such press release or make any such public statement prior to such consultation.

     Section 7.4 Further Assurances.

     After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver in the name and on behalf of the Company or Merger Subsidiary any deeds, bills of sale, assignments, agreements, certificates, other documents, or assurances and to take and do in the name and on behalf of the Company or Merger Subsidiary any other actions and things they may deem desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation, any and all right, title, and interest in, to, and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

     Section 8.1 Conditions to the Obligations of Each Party.

     The obligations of the Company, Davis, and Merger Subsidiary to consummate the Merger are subject to the satisfaction at or before the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit therefrom, to the extent permitted by applicable Law:

          (a) this Agreement and the Merger shall have been approved and adopted by a majority of all shares of the Company Common Stock entitled to vote thereon, in accordance with Section 251 of the DGCL;

          (b) such parties shall have received a copy, certified by the Secretary of Merger Subsidiary, of consent resolutions duly adopted (and not subsequently rescinded or modified) by the Board of Directors and sole shareholder of Merger Subsidiary, by the terms of which resolutions such Board of Directors shall have adopted and approved this Agreement and the Merger and recommended the Merger to Davis, as the sole shareholder of Merger Subsidiary, and Davis shall have adopted and approved this Agreement and the Merger;

          (c) no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

          (d) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger shall have been obtained, other than the filing of the requisite Articles of Merger with the Secretary of State of Delaware.

     Section 8.2 Additional Conditions to the Obligations of Buyer and Merger Subsidiary.

     The obligations of Buyer and Merger Subsidiary to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit therefrom, to the extent permitted by applicable Law:

          (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate delivered by the Company pursuant hereto shall be true and correct in all respects, except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect, at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and Buyer shall have received a certificate signed by the chief executive officer and the principal financial officer of the Company to the foregoing effect;

          (b) no Material Adverse Effect shall have occurred;

          (c) Buyer shall have received or be satisfied that it will receive all consents and approvals necessary in connection with the consummation of the Merger if the failure to obtain any such consent or consents would have a Material Adverse Effect;

          (d) The Company shall deliver Cancellation Instruments executed by all holders of Options with respect to all outstanding Options, other than those listed on Schedule 1.6, as of the Effective Time;

          (e) Buyer shall have received all documents it may reasonably request relating to the authority of the Company to enter into this Agreement, all in form and substance reasonably satisfactory to Buyer; and

          (f) Buyer shall have received from Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A., counsel to the Company, an opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably requested by Davis.

          Section 8.3 Additional Conditions to the Obligations of the Company.

     The obligations of the Company to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by the Company to the extent permitted by applicable Law:

          (a) Buyer and Merger Subsidiary shall have performed in all material respects all of their respective obligations required to be performed by them at or prior to the Effective Time, the representations and warranties of Buyer contained in this Agreement and in any certificate delivered by Buyer or Merger Subsidiary pursuant hereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate signed by the chief executive officer and chief financial officer of each of Davis and Merger Subsidiary to the foregoing effect;

          (b) the Company shall have received all documents it may reasonably request relating to the authority of Buyer or Merger Subsidiary to enter into this Agreement, all in form and substance reasonably satisfactory to the Company; and

          (c) the Company shall have received from counsel to Buyer and Merger Subsidiary, and opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably requested by the Company.


                                   ARTICLE IX
                                  TERMINATION

          Section 9.1 Termination.

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

          (a) by mutual written consent of the Company and Buyer;

          (b) by either the Company or Buyer, if the Merger has not been consummated by October 31, 2001;

          (c) by either the Company or Buyer, if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any Order enjoining Buyer or the Company from consummating the Merger is entered and such Order shall become final and nonappealable; or

          (d) by either the Company or Buyer if this Agreement and the Merger shall fail to be approved and adopted by the shareholders of the Company at the Company Shareholder Meeting called for such purpose, as set forth in
     Section 8.1(a) above;

          (e) by either the Company or Buyer if the Board or Special Committee shall (i) withdraw or modify in a manner adverse to Buyer its approval or recommendation of this Agreement and the Merger, (ii) recommend another Acquisition Proposal, or (iii) resolve to do any of the foregoing;

          (f) by either the Company or Buyer if the other party has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the breaching party has been notified of such breach and the breach cannot be or has not been cured within 15 days after the giving of such notice.

     Section 9.2 Effect of Termination.

     If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party, except that the agreements contained in Section 9.3 shall survive the termination hereof; provided however, that, except as specifically provided, nothing herein shall relieve any party of liability for any breach of this Agreement.

     Section 9.3 Fees and Expenses.

          (a) If this Agreement is terminated pursuant to Section 9.1(e) and Buyer is not in material breach of its convenants, representations or warranties contained in this Agreement, the Company shall pay a termination to Buyer not later than five business days after such termination occurs in an amount equal to the greater of (i) ten percent (10%) of the amount by which the fair market value of the consideration that would be received by the Public Shareholders under the Acquisition Proposal exceeds the amount of the Merger Consideration, or (ii) $100,000; and the Company shall reimburse to Buyer the amount of its Expenses, within five (5) business days of the submission of a written request for reimbursement accompanied by reasonable documentation of such Expenses.

          (b) Except as provided in Section 9.3(a), all Expenses incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such Expense.

          (c) In the event that the Company shall fail to pay the termination fee and Expense reimbursement to Buyer when due under Section 9.3(a), the Company shall pay the Buyer interest on any unpaid amounts, which shall accrue at a rate per annum equal to the Prime Rate as listed in the Money Rates section of The Wall Street Journal on the effective date of termination.

                                   ARTICLE X
                                 MISCELLANEOUS

     Section 10.1 Definitions.

     As used in this Agreement, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     AFFILIATE means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person.

     AGREEMENT means this Agreement and Plan of Merger, as the same may be supplemented, modified, or amended from time to time.

     EXPENSES means all reasonable outofpocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, consultant and commitment fees and other financing fees and expenses) incurred by Davis, Merger Subsidiary, or the Company, or on behalf of any such party in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement, the preparation, printing, filing, and mailing of the Company Proxy Statement and Schedule 13E3, the solicitation of the shareholder approvals, and all other matters related to the consummation of the contemplated transactions.

     GAAP  means  United  States  generally   accepted   accounting   principles
consistently applied.

     GOVERNMENTAL AUTHORITY means any federal, state, county, local, foreign, or other governmental or public agency, instrumentality, commission, authority, board, or body, and any court, arbitrator, mediator, or tribunal.

     LAW means any code, law, ordinance, regulation, rule, or statute of any Governmental Authority.

     LIEN means any security interest, lien, mortgage, deed to secure debt, deed of trust, pledge, charge, conditional sale, or other title retention agreement, or other encumbrance of any kind.

     MATERIAL ADVERSE EFFECT means any matter that would reasonably be expected to affect materially and adversely the business, condition (financial or otherwise), properties, assets, prospects or results of operations of the Company considered as a whole.

     ORDER shall mean any administrative decision or award, decree, injunction, judgment, order, quasijudicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or other Governmental Authority.

     PERSON means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision, or any agency or instrumentality thereof.

     SURVIVING CORPORATION means the Company as the surviving corporation resulting from the Merger.

     The  following  terms  are  defined  in  the  following  Sections  of  this
Agreement:

        TERM                                    SECTION

        "Acquisition Proposal"                 5.6
        Articles of Merger                     1.2(b)
        Board                                  Recital C
        Buyer                                  Opening Paragraph
        Closing                                1.7
        Closing Date                           1.7
        Commission                             3.7
        Company                                Opening Paragraph
        Company Common Stock                   Recital A
        Company Current Reports                3.6
        Company Disclosure Documents           5.3
        Company Option Plans                   1.6
        Company Permits                        3.5
        Company Proxy Statement                5.3
        Company SEC Filings                    3.7
        Company Shareholder Meeting            5.2
        "Company Warrant Agreements"           1.6
        Company 10K                            3.7
        DGCL                                   Recital E
        Exchange Act                           3.4
        Exchange Agent                         1.4(a)
        Effective Time                         1.2(b)
        Merger                                 Recital E
        Merger Consideration                   1.3(a)
        Merger Subsidiary                      Opening Paragraph
        Preferred Stock                        Recital A
        Public Shareholders                    Recital C
        Schedule 13E3                          5.2
        Share                                  1.3(a)
        Special Committee                      Recital C

     Section 10.2 Notices.

     Unless otherwise specifically provided herein, any notice, demand, request, or other communication herein requested or permitted to be given shall be in writing and may be personally served, sent by overnight courier service, or sent by telecopy with a confirming copy sent by United States firstclass mail, each with any postage or delivery charge prepaid. For the purposes hereof, the addresses of the parties (until notice of a change is delivered as provided in this Section) shall be as follows:

If to the Company:                      Casco International, Inc.
                                        13900 Conlan Circle, Suite 150
                                        Charlotte, NC 28277
                                        Fax:  (704) 752-9698

Copies to:                              Johnson, Blakely, Pope, Bokor, Ruppel &
                                          Burns, P.A.
                                        100 North Tampa Street, Suite 1800
                                        Tampa, Florida 33602
                                        Attention:  Philip M. Shasteen, Esq.
                                        Fax:  (813) 225-1857

If to Davis or Merger Sub:              Davis Holdings of North Carolina, Inc.
                                        13900 Conlan Circle, Suite 150
                                        Charlotte, NC 28277
                                        Fax:  (704) 752-9698


Copies to:                              Moore & Van Allen PLLC
                                        100 North Tryon Street, Suite 4700
                                        Charlotte, NC  28202-4003
                                        Attention:  Barney Stewart, Esq.
                                        Fax:  (704) 378-2029

     Any notice provided hereunder shall be deemed to have been given on the date delivered in person, or on the next business day after deposit with an overnight courier service, or on the date received by telecopy transmissions.

     Section 10.3 No Survival of Representations and Warranties.

     The representations and warranties contained herein and in any certificate delivered shall not survive the Effective Time or the termination of this Agreement.

     Section 10.4 Amendments; No Waivers.

          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; and provided, further, that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the Merger Consideration or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Public Shareholders.

          (b) No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver nor shall any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege. The parties rights and remedies shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 10.5 Successors and Assigns.

     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that no party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Buyer of its obligations under this Agreement or prejudice the rights of shareholders to receive the Merger Consideration for Shares properly surrendered in accordance with Section 1.4. This Agreement shall not be construed so as to confer any right or benefit upon any person other than the parties to this Agreement, and their respective successors and assigns.

     Section 10.6 Governing Law.

     Regardless of the place or places where this Agreement may be executed, delivered or consummated, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     Section 10.7 Severability.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 10.8 Headings and Captions.

     The headings and captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 10.9 Interpretations.

     Neither this Agreement nor any uncertainty or ambiguity shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the drafter. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all the parties.

     Section 10.10 Counterparts; Effectiveness.

     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each party has received a counterpart signed by all of the other parties.


                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

The Company                           Davis

CASCO INTERNATIONAL, INC.             DAVIS HOLDINGS OF NORTH CAROLINA, INC,


By:  /s/ Charles R. Davis             By:  /s/ Charles R. Davis
    ---------------------                  --------------------
Name:  Charles R. Davis               Name:  Charles R. Davis
       ------------------                  --------------------
Title:  President                     Title:  President
       ------------------                  --------------------


                                                Merger Subsidiary

                                                DAVIS ACQUISITION OF
                                                NORTH CAROLINA, INC.


                                                By:  /s/ Charles R. Davis
                                                     --------------------
                                                Name:  Charles R. Davis
                                                     --------------------
                                                Title:  President
                                                     --------------------